Exhibit 21.1

I.D. SYSTEMS, INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Asset Intelligence, LLC	Delaware

I.D. Systems, GmbH	Germany

Didbox Ltd.	United Kingdom